SECOND AMENDMENT TO CREDIT AGREEMENT
This Second Amendment to Credit Agreement (“Second Amendment”) is made as of June 2, 2023 by and among the undersigned Lenders (defined below), Comerica Bank, as the Administrative Agent for the Lenders (in such capacity, the “Agent”), Warby Parker Inc., a Delaware corporation (“Warby Parker”) and Warby Parker Retail, Inc., a Delaware corporation (“Warby Retail” and together with Warby Parker, the “Borrowers” and each, individually, a “Borrower”).
RECITALS
A.    Borrowers, Agent and the Lenders are parties to that certain Credit Agreement dated as of September 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).
B.    Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement, and Agent and the Lenders are willing to do so, but only on the terms and conditions set forth in this Second Amendment.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Borrowers, Agent and the Lenders agree as follows:
1.Section 1.1 of the Credit Agreement is amended by adding the following definition to read in its entirety as follows:
“Second Amendment Effective Date” shall mean June 2, 2023.

“Outside Cash Amount” shall mean an amount equal to 50% of aggregate cash and cash equivalents held by the Credit Parties.

2.Section 1.1 of the Credit Agreement is amended by amending and restating the following definition to read in its entirety as follows:
“Revolving Credit Aggregate Commitment” shall mean One Hundred Million Dollars ($100,000,000), subject to increases pursuant to Section 2.12 hereof by an amount not to exceed the Optional Increase Amount and subject to reduction or termination under Section 2.10, 2.11, or 9.2 hereof.

3.Effective as of May 26, 2023, Section 7.2(e) of the Credit Agreement is amended and restated to read in its entirety as follows:
(e)    Not later than March 15 of each Fiscal Year (or, solely in the case of the Fiscal Year ending December 31, 2023, not later than May 26, 2023), projections for the Credit Parties for the then current Fiscal Year, on a quarterly basis and for the following Fiscal Year on an annual basis, including a balance sheet, as at the end of each relevant period and for the period commencing at the beginning of the Fiscal Year and ending on the last day of such relevant period, such projections certified by a Responsible Officer of the Borrowers as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to any Credit Party) by a Responsible Officer of the Borrowers;

4.Section 7.14 of the Credit Agreement is amended and restated to read in its entirety as follows:
7.14    Accounts.

(a)Maintain all primary deposit accounts, securities accounts, operating accounts and cash management accounts of any Credit Party with the Agent or a Lender, provided that, so long as Borrowers and Guarantors at all times maintain at least $10,000,000 in the aggregate in Net Cash in deposit accounts with Agent or a Lender or with Agent’s or a Lender’s Affiliates (and in the case of such accounts with a Lender or Agent’s or a Lender’s Affiliates, covered by Account Control Agreements), Credit Parties may maintain up to the Outside Cash Amount in the aggregate consisting of deposit and investment balances in accounts outside of Agent and Lenders, and so long as no Event of Default exists, no Account Control Agreements shall be required with respect to any such accounts that have an aggregate balance for all such accounts of less than or equal to $30,000,000 (it being understood that no more than $30,000,000 in total Outside Cash Amount balances shall not be subject to Account Control Agreements), provided further, however, that any Account Control Agreements required pursuant to the foregoing shall be delivered to Agent not later than forty five (45) days after the Second Amendment Effective Date (as such date may be extended by Agent in its sole discretion).
(b)With respect to any such accounts maintained with any Lender (other than the Agent), such Credit Party that is a Borrower or a Guarantor (x) shall cause to be executed and delivered an Account Control Agreement in form and substance satisfactory to the Agent and (y) shall take all other steps necessary, or in the opinion of the Agent, desirable to ensure that the Agent has a perfected security interest in such account.
(c)Upon request of Agent from time to time, Borrowers shall promptly, and in any event within two (2) Business Days of request by Agent, provide Agent with a true, correct and complete listing of all deposit and securities accounts maintained outside of Agent by any Credit Party or any of its Subsidiaries.
5.Section 7.24 of the Credit Agreement is amended by adding a new clause (b) thereto, to read in its entirety as follows:
(b) On or before five (5) Business Days after the Second Amendment Effective Date (or such later date as agreed by Agent), Borrowers shall have delivered to Agent evidence satisfactory to Agent that the Credit Parties have transferred cash to the Agent or a Lender in an amount sufficient for the Credit Parties to be in compliance with Section 7.14 hereof.

6.Effective as of the Second Amendment Effective Date, Annex I to the Credit Agreement is amended and restated with Annex I attached hereto.
7.This Second Amendment shall become effective as of the Second Amendment Effective Date upon satisfaction in full of the following conditions:
(a)Agent shall have received counterpart signature pages to this Second Amendment, duly executed and delivered by the Agent, the Borrowers and the Lenders.

(b)Agent shall have received such other documents, certificates, instruments and diligence in connection with the foregoing, to the extent requested by the Agent.
(c)Borrower shall have paid to Agent any fees, costs and expenses, owed to Agent and the Lenders, in each case, as and to the extent required to be paid in accordance with the Loan Documents, including without limitation, the fees required to be paid under the Fee Letter.
8.Each Borrower hereby certifies to the Agent and the Lenders as of the Second Amendment Effective Date that (a) execution and delivery of this Second Amendment, and the performance by such Borrower of its obligations under the Credit Agreement as amended hereby (herein, as so amended, the “Amended Credit Agreement”) are within such Borrower’s powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation or bylaws or other organizational documents of such Borrower, as applicable, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Second Amendment, of any governmental body, agency or authority, and the Amended Credit Agreement will constitute the valid and binding obligations of such Borrower enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties set forth in Section 6 of the Amended Credit Agreement are true and correct on and as of the Second Amendment Effective Date (except to the extent such representations specifically relate to an earlier date), and (c) on and as of the Second Amendment Effective Date, after giving effect to this Second Amendment, no Default or Event of Default has occurred and is continuing.
9.Except as specifically set forth above, this Second Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement (including without limitation all conditions and requirements for Advances and any financial covenants), any of the Notes issued thereunder or any of the other Loan Documents. This Second Amendment shall not constitute a waiver or release by the Agent or the Lenders of any right, remedy, Default or Event of Default under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents. Furthermore, this Second Amendment shall not affect in any manner whatsoever any rights or remedies of the Lenders with respect to any other non-compliance by any Borrower or any other Credit Party with the Credit Agreement or the other Loan Documents, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction. Each Borrower hereby confirms that each of the Collateral Documents continues in full force and effect and secure, among other things, all of its obligations, liabilities and indebtedness owing to the Agent and the Lenders under the Credit Agreement and the other Loan Documents (where applicable, as amended herein).
10.Each Borrower hereby reaffirms, confirms, ratifies and agrees to be bound by each of its covenants, agreements and obligations under the Amended Credit Agreement and each other Loan Document previously executed and delivered by it, or executed and delivered in accordance with this Second Amendment. Each reference in the Credit Agreement to “this Agreement” or “the Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Second Amendment.
11.Each Borrower hereby acknowledges and agrees that this Second Amendment and the amendments contained herein do not constitute any course of dealing or other basis for altering any obligation of any Borrower, any other Credit Party, or any other party or any rights, privilege or remedy of the Lenders under the Credit Agreement, any other Loan Document, any other agreement or document, or any contract or instrument.
12.Except as specifically defined to the contrary herein, capitalized terms used in this Second Amendment shall have the meanings set forth in the Credit Agreement.
13.This Second Amendment may be executed in counterpart in accordance with Section 13.9 of the Credit Agreement.
14.This Second Amendment shall be construed in accordance with and governed by the laws of the State of California.
[SIGNATURES FOLLOW ON NEXT PAGE]

WITNESS the due execution hereof as of the day and year first above written.

WARBY PARKER INC.

By: /s/ Steve Miller
Name: Steve Miller____________________
Title: CFO

WARBY PARKER RETAIL, INC.

By: /s/ Steve Miller
Name: Steve Miller____________________
Title: CFO

COMERICA BANK, as Agent and a Lender

By: /s/ Bryan Kana
Name: Bryan Kana
Title: Senior Vice President

Annex I
Applicable Margin and Applicable Fee Percentages Grid
Credit Facilities
(basis points per annum)

Basis for Pricing	Level I	Level II
Consolidated Senior Net Leverage Ratio*	< 2.00 : 1.00	> 2.00 : 1.00
Revolving Credit BSBY Rate Margin	150	180
Revolving Credit Base Rate Margin	50	80
Revolving Credit Facility Fee	50	50
Letter of Credit Fees (exclusive of facing fees)	150	180

* Definitions as set forth in the Credit Agreement.